CONNER & WINTERS

ATTORNEYS & COUNSELORS AT LAW

Conner & Winters, LLP
3700 First Place Tower • 15 East Fifth Street
Tulsa, Oklahoma 74103-4344
918-586-5711

May 20, 2005

Matrix Service Company

10701 E. Ute Street

Tulsa, OK 74116-1517

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Matrix Service Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the resale from time to time by certain stockholders of the Company (the “Selling Stockholders”) of up to 6,668,449 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), consisting of (i) up to 6,396,594 shares of Common Stock issuable to the Selling Stockholders upon the conversion of $30 million in aggregate principal amount of the Company’s 7% Senior Unsecured Convertible Notes due 2010 (the “Notes”), (ii) up to 111,940 shares of Common Stock issuable to the Selling Stockholders in respect of interest accruing on the Notes from time to time and (iii) up to 159,915 shares of Common Stock potentially issuable to the Selling Stockholders in respect of additional principal that may become payable as a result of the accretion of additional interest in accordance with the terms of the Notes (collectively, the “Shares”), as described in the Registration Statement.

In rendering the following opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In this connection, we have assumed the authenticity of all documents submitted to us as the originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals, from which all such copies have been made.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Securities Purchase Agreement, dated as of April 22, 2005, among the Company and the investors identified on the signature pages thereto, will be validly issued, fully paid and non-assessable.

CONNER & WINTERS

May 20, 2005

We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, the Delaware General Corporation Law and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction. As used herein, the term “Delaware General Corporation Law” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and judicial decisions interpreting those laws as of the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus constituting a part of the Registration Statement under the caption, “Legal Matters.” In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

Conner & Winters, LLP
/s/ Conner & Winters, LLP